EXHIBIT 2

                        STOCK OPTION AWARD AGREEMENT
               PURSUANT TO THE HOME LOAN FINANCIAL CORPORATION
                    1998 STOCK OPTION AND INCENTIVE PLAN
                        (Non-Qualified Stock Options)
               -----------------------------------------------


      THIS AGREEMENT is made to be effective as of October 13, 1998, by and between Home Loan Financial Corporation (the "COMPANY") and Robert D. Mauch (the "OPTIONEE").

                                 WITNESSETH:
                                 -----------

      WHEREAS, the Board of Directors of the COMPANY adopted the Home Loan Financial Corporation 1998 Stock Option and Incentive Plan (the "PLAN") on October 13, 1998;

      WHEREAS, the shareholders of the COMPANY approved the PLAN on October 13, 1998;

      WHEREAS, pursuant to the provisions of the PLAN, the Board of Directors of the COMPANY has appointed a Stock Option Committee (the "COMMITTEE") to administer the PLAN; and

      WHEREAS, the COMMITTEE has determined that an option to acquire common shares of the COMPANY, no par value per share (the "COMMON SHARES"), should be granted to the OPTIONEE upon the terms and conditions set forth in this AGREEMENT;

      NOW, THEREFORE, in consideration of the above premises and intending to be legally bound by this AGREEMENT, the parties hereto agree to the following:

           1. Grant of Option. The COMPANY hereby grants to the OPTIONEE an option to purchase Eleven Thousand Two Hundred Forty One (11,241) COMMON SHARES (the "OPTION"). The OPTION is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE").

           2.  Terms and Conditions of the OPTION.

                (A)  OPTION Price.  The purchase price (the "OPTION
           PRICE") to be paid by the OPTIONEE to the COMPANY upon the exercise of the OPTION shall be $11.69 per share, being 100% of the Fair Market Value (as that term is defined in the PLAN) of a COMMON SHARE on October 13, 1998.

                (B) Exercise of the OPTION. Subject to the provisions of the PLAN and the other provisions of this AGREEMENT, the OPTION is first exercisable in accordance with the following schedule:


                                     NUMBER OF SHARES
                       DATE          FIRST EXERCISABLE
                       ----          -----------------

                 October 13, 1999          2,248
                 October 13, 2000          2,248
                 October 13, 2001          2,248
                 October 13, 2002          2,248
                 October 13, 2003          2,249

                 The OPTION shall remain exercisable until the date of expiration of the OPTION term. The OPTION may be exercised to purchase less than the total number of COMMON SHARES subject to the OPTION and exercisable at any time and from time to time. The OPTION may not be exercised unless the COMMON SHARES issued upon such exercise are first registered pursuant to any applicable federal and state laws or regulations or, in the opinion of the counsel to the COMPANY, are exempt from such registration. Nothing contained in the PLAN or in this AGREEMENT shall be construed to require the COMPANY to take any action whatsoever to make exercisable any OPTION or to make transferable any shares issued upon the exercise of any OPTION.

                 (C) OPTION Term. The OPTION shall in no event be exercisable after the expiration of ten (10) years from the date of this AGREEMENT.

                 (D) Method of Exercise. The OPTION may be exercised by delivering written notice of exercise to the COMPANY in care of its President or its Treasurer. The notice must state the number of shares subject to the OPTION in respect of which it is being exercised and must be accompanied by payment in full of the OPTION PRICE in cash unless the COMMITTEE in its sole discretion permits payment of the OPTION PRICE in COMMON SHARES already owned by the OPTIONEE or by the surrender of outstanding awards of OPTIONS.

                 (E) Satisfaction of Taxes and Tax Withholding. The COMPANY or a subsidiary shall be entitled, if the COMMITTEE deems it necessary or desirable, to withhold (or secure payment from the OPTIONEE in lieu of withholding) the amount necessary to satisfy any withholding or employment-related tax obligation attributable to the exercise of the OPTION or otherwise incurred with respect to the PLAN or the OPTION, and the COMPANY may defer delivery of any shares pursuant to the exercise of the OPTION unless indemnified to its satisfaction. The COMMITTEE may, in its discretion and subject to such rules as the COMMITTEE may adopt, permit the OPTIONEE to satisfy, in whole or in part, any withholding or employment-related tax obligation which may arise in connection with the grant, exercise or disposition of the OPTION by electing to have the COMPANY withhold COMMON SHARES to be issued, or by electing to deliver to the COMPANY COMMON SHARES already owned by the OPTIONEE having a Fair Market Value (as that term is defined in the PLAN) equal to the amount of such tax obligation.

           3. Non-Assignability of the OPTION. The OPTION shall not be assignable or transferable except by will or by the laws of descent and distribution. The terms and conditions of the OPTION shall be binding upon each and every executor, administrator, heir, beneficiary or other successor to the OPTIONEE's interest.

           4. Governing Law. The rights and obligations of the OPTIONEE and the COMPANY under this AGREEMENT shall be governed by and construed in accordance with the laws of the State of Ohio (without giving effect to the conflict of laws principles thereof) in all respects, including, without limitation, matters relating to the validity, construction, interpretation, administration, effect, enforcement and remedies provisions of the PLAN and its rules and regulations, except to the extent preempted by applicable federal law. All disputes and matters whatsoever arising under, in connection with or incident to this AGREEMENT shall be litigated, if at all, in and before a court located in the State of Ohio, U.S.A., to the exclusion of the courts of any other state or country.

           5. Rights and Remedies Cumulative. All rights and remedies of the COMPANY and of the OPTIONEE enumerated in this AGREEMENT shall be cumulative and, except as expressly provided otherwise in this AGREEMENT, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.

           6. Captions. The captions contained in this AGREEMENT are included only for convenience of reference and do not define, limit, explain or modify this AGREEMENT or its interpretation, construction or meaning and are in no way to be construed as a part of this AGREEMENT.

           7. Severability. If any provision of this AGREEMENT or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this AGREEMENT or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect. It is the intention of each party to this AGREEMENT that if any provision of this AGREEMENT is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.

           8. PLAN as Controlling. All terms and conditions of the PLAN applicable to options granted thereunder which are not set forth in this AGREEMENT shall be deemed incorporated herein by reference. In the event that any provision in this AGREEMENT conflicts with any term in the PLAN, the term in the PLAN shall be deemed controlling.

           9. Entire Agreement. This AGREEMENT constitutes the entire agreement between the COMPANY and the OPTIONEE in respect of the subject matter of this AGREEMENT, and this AGREEMENT supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this AGREEMENT. All representations of any type relied upon by the OPTIONEE and the COMPANY in making this AGREEMENT are specifically set forth herein, and the OPTIONEE and the COMPANY acknowledge that each of them has relied on no other representation in entering into this AGREEMENT. No change, termination or attempted waiver of any of the provisions of this AGREEMENT shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

      IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed to be effective as of October 13, 1998.

                                       HOME LOAN FINANCIAL CORPORATION


                                       By:
                                           -------------------
                                           Robert C. Hamilton,
                                           its President


                                       OPTIONEE


                                           ---------------
                                           Robert D. Mauch